UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 10, 2006

                               BE AEROSPACE, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                                  0-18348            06-1209796
(State or other                  (Commission File Number)    (I.R.S. Employer
jurisdiction of incorporation)                               Identification No.)


1400 Corporate Center Way, Wellington, Florida               33414
(Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



                         Exhibit Index Appears on page 4



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Item 8.01.    OTHER EVENTS.

         On July 10, 2006, BE Aerospace, Inc. (the "Company") issued a press release announcing that it commenced a tender offer (the "Tender Offer") for cash for all of its $175.0 million aggregate principal amount of 8 1/2% Senior Notes due 2010 (the "Notes") and is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes (the "Consent Solicitation"). The source of funds to complete the Tender Offer and Consent Solicitation are expected to be provided from available cash and from borrowings under a new revolving credit facility that the Company expects to enter into. A copy of the press release announcing the launch of the Tender Offer and Consent Solicitation is attached hereto as Exhibit 99.1.

         In connection with the Tender Offer and Consent Solicitation, the Company expects to enter into a new senior credit facility (the "New Senior Credit Facility") pursuant to a commitment letter, dated July 10, 2006 (the "Commitment"), that the Company entered into with UBS Securities LLC, UBS Loan Finance LLC, Credit Suisse, Cayman Islands Branch, Credit Suisse Securities
(USA) LLC, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. Pursuant to the Commitment, the New Senior Credit Facility is expected to provide a $150.0 million senior secured revolving credit facility (the "Revolving Credit Facility"). The Company expects to use available cash and borrowings under this Revolving Credit Facility to purchase the Notes in the Tender Offer and Consent Solicitation and pay related fees and expenses. The Company expects to enter into the New Senior Credit Facility on the date it first purchases Notes in the Tender Offer and Consent Solicitation (the "Initial Settlement Date"). Following the Initial Settlement Date, borrowings under the Revolving Credit Facility are expected to be available for working capital and general corporate purposes (including, in certain circumstances, acquisitions). In addition, pursuant to the Commitment, the New Senior Credit Facility will also provide for a $75.0 million, delayed draw, senior secured term loan (the "Term Loan"). The Commitment provides that the Term Loan will be available to be drawn by the Company from the period beginning after the Initial Settlement Date to on or prior to September 29, 2006. The borrowings under the term loan are expected to be available for working capital and general corporate purposes (including, in certain circumstances, acquisitions).

         The New Senior Credit Facility is expected to contain certain customary negative covenants, representations and warranties, affirmative covenants and events of default. In addition, the Commitment provides that the New Senior Credit Facility will require the Company to comply with a minimum interest coverage ratio test and a maximum leverage ratio test.

         The Company intends to terminate its existing $50.0 million revolving credit facility with JPMorgan Chase Bank, N.A., which was scheduled to expire in February 2007, at the time it enters into the New Senior Credit Facility. The Commitment requires that the Company enter into the New Senior Credit Facility no later than August 31, 2006.

         The final terms of the New Senior Credit Facility have not been agreed upon by the Company or the financial institutions named above. Therefore, the actual terms of the New Senior Credit Facility may differ from the terms set forth above and any such differences may be material.

                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  BE AEROSPACE, INC.

                                  By: /s/ Thomas P. McCaffrey
                                  ----------------------------
                                  Name:  Thomas P. McCaffrey
                                  Title: Senior Vice President of Administration
                                         and Chief Financial Officer



Date:  July 12, 2006

                                  EXHIBIT INDEX



Exhibit No.         Description of Exhibits
-----------         -----------------------
99.1                Press release, dated July 10, 2006, issued by BE Aerospace,
                    Inc. announcing a cash tender offer and consent solicitation for its senior notes due 2010.